Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333- 155741 ) and related Prospectus of MAKO Surgical Corp. for the registration of 12,980,951 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2008, with respect to the financial statements of MAKO Surgical Corp. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida
December 4 , 2008